Exhibit 99.1

Contact:	John A. Herrmann
VP, General Counsel and Secretary
Novavax, Inc.
240-268-2000

Novavax Acquires Isconova; Extended Public Tender Offer Period Closed

Rockville, MD (August 22, 2013)–/GlobeNewswire, Inc. /-Novavax, Inc. (Nasdaq: NVAX) announced today the number of shares tendered to it during the extended acceptance period for its recommended public offer to acquire all issued and outstanding shares and warrants (warrants series 2005-I and 2005-II) of Isconova AB (“Isconova”), which was first communicated on June 4, 2013, (the “Offer”), and which was extended to August 20, 2013.

As of July 30, 2013, approximately 12,152,077 shares and all warrants issued by Isconova, corresponding to approximately 97.4 per cent of the shares and 100 per cent of the warrants issued by Isconova, respectively, had been validly tendered and not properly withdrawn.

On July 31, 2013, Novavax declared the Offer unconditional and completed the Offer in relation to securities tendered through July 30, 2013. Novavax also extended the acceptance period in the Offer, which expired on 24:00, Central European Summer Time (6:00 pm Eastern Time) on August 20, 2013.

During the extended acceptance period, approximately 258,051 shares issued by Isconova, corresponding to approximately 2.1 per cent of the shares issued by Isconova, were validly tendered and not properly withdrawn. Together with the 97.4 per cent of shares and 100 per cent of warrants tendered during the initial acceptance period, approximately 99.5 per cent of the shares and 100 per cent of the warrants issued by Isconova were validly tendered and not properly withdrawn during the Offer. Novavax will not make any additional extension of the acceptance period.

Settlement for shares tendered during the extended acceptance period is expected to begin on or before August 27, 2013.

Novavax did not hold any shares or warrants in Isconova prior to the announcement of the Offer and has not acquired any shares or warrants in Isconova outside the Offer.

Advisors

Ropes & Gray LLP and Setterwalls Advokatbyrå AB are Novavax’ legal advisors in conjunction with the offer. Pareto Öhman AB is Novavax’ financial advisor in conjunction with the Offer.

Handelsbanken Capital Markets is Isconova’s financial advisor in conjunction with the Offer. Advokatfirman Lindahl KB is Isconova’s legal advisors in conjunction with the Offer.

This information was made public on August 22, 2013, at 08:00 CET.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating vaccines to address a broad range of infectious diseases worldwide. Using innovative recombinant nanoparticle technology, as well as new and efficient manufacturing approaches, the company produces vaccine candidates to combat diseases, with the goal of allowing countries to better prepare for and more effectively respond to rapidly spreading infections. Novavax is committed to using its technology platform to create geographic-specific vaccine solutions and is therefore involved in several international partnerships, including collaborations with Cadila Pharmaceuticals of India, LG Life Sciences of Korea and PATH. Together, these organizations support Novavax’ worldwide commercialization strategy and have the global reach to create real and lasting change in the biopharmaceutical field. Additional information about Novavax is available on the company’s website, novavax.com.

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